Exhibit 8.3

AEGON N.V. AEGONplein 50 PO Box 85 2501 CB The Hague The Netherlands

Allen & Overy LLP

Apollolaan 15

1077 AB Amsterdam The Netherlands

PO Box 75440

1070 AK Amsterdam The Netherlands

Temporary address

Until March 2012 our visiting address is:

Barbara Strozzilaan 101

1083 HN Amsterdam The Netherlands

Tel   +31 20 674 1000

Fax  +31 20 674 1111

Amsterdam,	31 January 2012
Our ref	0042338-0000524 AMCO:4634947.1

AEGON N.V. 8.00% Non-Cumulative Subordinated Notes due 2042

Ladies and Gentlemen:

We have acted as legal counsel on matters of Netherlands tax law for AEGON N.V., a company incorporated under the laws of the Netherlands (the Issuer), in connection with the preparation of the Prospectus Supplement dated January 24, 2012 (the Prospectus Supplement) filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act), on January 24, 2012, of which the prospectus dated June 14, 2011 (the Prospectus) forms a part. The Prospectus Supplement and Prospectus have been filed with the Commission as part of the Issuer’s registration statement on Form F-3, as amended (file no. 333-174878), declared effective on June 14, 2011 (the Registration Statement). The Registration Statement, Prospectus and Prospectus Supplement relate to the registration under the Securities Act of an aggregate principal amount of $500,000,000 8.00% non-cumulative subordinated notes due 2042 (the Subordinated Notes).

As Netherlands tax counsel, we have advised the Issuer with respect to certain material Dutch tax consequences of the proposed issuance of the Subordinated Notes. This advice is summarized under the heading “Taxation in the Netherlands”(the Discussion) in the Prospectus Supplement. We hereby confirm that the statements set forth in the Discussion represent our opinion as to the matters of law covered by them, subject to the qualifications stated therein.

We are aware that we are referred to in the Discussion and under the heading “Legal Matters” in the Prospectus Supplement. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Allen & Overy LLP

Allen & Overy LLP

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales. The term partner or compagnon is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD and at its Amsterdam office.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hong Kong, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Warsaw and Washington, D.C.